Exhibit 10.3

TERM NOTE

$111,990,001.48	Las Vegas, Nevada August 10, 2006

FOR VALUE RECEIVED, the undersigned, BOYD GAMING CORPORATION (the "Obligor") promises to pay to the order of Michael J. Gaughan ("Payee") at 4500 West Tropicana Avenue, Las Vegas, Nevada, 89103, c/o Coast Hotels and Casinos, Inc., or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of One Hundred Eleven Million Nine Hundred Ninety Thousand One and 48/100 Dollars ($111,990,001.48). The Obligor and Payee are parties to that certain Unit Purchase Agreement, dated as of July 25, 2006 (as such agreement may be amended, modified or supplemented from time to time, the "Purchase Agreement"), by and among the Obligor, Coast Hotels and Casinos, Inc., Silverado South Strip, LLC and Payee. Capitalized terms used herein without definition have the meanings assigned thereto in the Purchase Agreement.

This Term Note is due and payable upon the earlier to occur of (a) the Closing, and (b) as soon as practicable, and in any event no later than the first Business Day following any termination of the Purchase Agreement pursuant to Section 8.1 thereof (the earlier to occur of (a) and (b), the "Maturity Date"). Principal hereunder shall be payable by the Obligor: (i) if the Closing under the Purchase Agreement occurs, then by application of the principal amount then outstanding hereunder to the Purchase Price under and as defined in the Purchase Agreement; or (ii) if the Purchase Agreement is terminated pursuant to Section 8.1 thereof, then by payment of the principal amount then outstanding and any interest then owing to the holder hereof.

From and after the date hereof until the Maturity Date, interest will be payable on the unpaid principal balance of this Term Note outstanding from time to time until the principal balance is paid in full, in an amount equal to the amount of any per share dividend paid, if any, from time to time by Obligor to holders of its common stock during the term of this Term Note, multiplied by the nearest whole number obtained by dividing (x) the unpaid principal balance of this Term Note outstanding at the applicable dividend payment record date by (y) the Per Share Price (as defined in the Purchase Agreement). Any interest payable hereunder shall be payable by Obligor on the payment date of the dividends paid by Obligor, if any, which form the basis for the determination of such interest hereunder.

The occurrence of any of the following shall constitute an "Event of Default" under this Term Note:

(a) the failure to apply or pay any interest within two (2) Business Days of the due date thereof and notice of such default from Payee to Obligor or the failure to apply or pay any principal when due hereunder; or

(b) any acceleration of the "Obligations" of the Obligor under and as defined in that certain Credit Agreement dated as of May 20, 2004, as such agreement has been and may be amended, modified, supplemented or restated from time to time (the "Credit Agreement") by and among the Obligor, Bank of America, N.A., as administrative agent thereunder, and the lenders party thereto; or

(c) at any time from and after one (1) Business Day after acceleration of any outstanding Subordinated Indebtedness (as defined in the Credit Agreement) owed by the Obligor which acceleration has not been rescinded unless both (x) payment of such Subordinated Indebtedness is subject to payment blockage pursuant to the subordination provisions of the related indenture, and (y) the Obligor has not made any principal payment on such Subordinated Indebtedness as a result of such acceleration.

Upon the occurrence of any Event of Default described in clause (a) or (b) above, all sums of principal and interest outstanding hereunder shall be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by the Obligor. Upon the occurrence of any Event of Default described in clause (c) above, the holder of this Term Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by the Obligor. The Obligor shall pay to the holder immediately the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees, expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Term Note, and the prosecution or defense of any action in any way related to this Term Note.

This Term Note shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts executed in and to be performed entirely within the State of Nevada.

IN WITNESS WHEREOF, the undersigned has executed this Term Note as of the date first written above.

BOYD GAMING CORPORATION

By: ____________________________________

Name: ________________________________

Title: ________________________________